Sangamo BioSciences Reports First Quarter 2015 Financial Results

RICHMOND, Calif., April 22, 2015 /PRNewswire/ -- Sangamo BioSciences, Inc. (NASDAQ: SGMO) today reported its first quarter 2015 financial results and accomplishments.

For the first quarter ended March 31, 2015, Sangamo reported a consolidated net loss of $5.3 million, or $0.08 per share, compared to a net loss of $7.6 million, or $0.12 per share, for the same period in 2014. As of March 31, 2015, the Company had cash, cash equivalents, marketable securities and interest receivable of $226.1 million.

Revenues for the first quarter of 2015 were $13.5 million, compared to $8.1 million for the same period in 2014. First quarter 2015 revenues were generated from the Company's collaboration agreements with Shire International GmbH (Shire), Biogen Inc. (Biogen), and Sigma-Aldrich Corporation (Sigma), enabling technology agreements and research grants. The revenues recognized for the first quarter of 2015 consisted of $12.7 million in collaboration and enabling technology agreements and $0.8 million in research grants, compared to $7.6 million and $0.5 million, respectively, for the same period in 2014. The increase in collaboration agreement revenues was primarily due to increases in revenues under the Company's collaboration agreements with Sigma and Biogen.

In the first quarter of 2015, Sangamo recognized $4.5 million of revenues related to research services performed under the collaboration agreement with Shire, and $1.5 million of revenues related to research services performed under the collaboration agreement with Biogen. In addition, pursuant to the agreements entered into with Shire in January 2012 and Biogen in January 2014, Sangamo received upfront payments of $13.0 million and $20.0 million, respectively. These payments are being recognized as revenue on a straight-line basis over the initial six-year research term for Shire and approximately 40 months for Biogen. The Company recognized $0.5 million of the Shire upfront payment and $1.5 million of the Biogen upfront payment as revenue for the first quarter of 2015.

Research and development expenses were $15.0 million for the first quarter of 2015, compared to $12.1 million for the same period in 2014. The increase was primarily due to increases in manufacturing expenses, external research expenses associated with our preclinical programs, and personnel-related expenses, including stock-based compensation. General and administrative expenses were $4.7 million for the first quarter of 2015, compared to $3.6 million for the same period in 2014. The increase was primarily due to increases in personnel-related expenses, including stock-based compensation, as well as increases in legal and professional services.

Total operating expenses for the first quarter of 2015 were $19.7 million, compared to $15.7 million for the same period in 2014.

Recent Events

  Presentation of New Clinical Data at CROI 2015 from Phase 1/2 SB-728-1101 clinical trial of ZFP Therapeutic Designed to Provide Functional Control of HIV.  In February 2015 Sangamo presented new clinical data from its SB-728-T program for the potential functional cure of HIV/AIDS at the Conference on Retroviruses and Opportunistic Infections (CROI 2015). The data demonstrated that Cytoxan preconditioning combined with treatment with a CD4/CD8 zinc finger nuclease (ZFN)-modified T-cell product in (Cohort 3*) reduced viral load to below the limit of quantification in one of three subjects, and delayed onset of viremia for over 8 weeks, from the start of treatment interruption (TI), in another subject. Currently, all three patients from the cohort are undergoing TI.
  FDA Acceptance of IND to Initiate Clinical Trial of ZFP Therapeutic Approach for Beta-thalassemia. In February 2015 Sangamo announced that the Investigational New Drug (IND) application for SB-BCLmR-HSPC, designed to provide a one-time, long-lasting treatment for beta-thalassemia, and developed in collaboration with Biogen, was accepted by the U.S. Food and Drug Administration (FDA) and is active. The IND enables Sangamo to initiate a Phase 1/2 clinical trial of the ZFP Therapeutic in transfusion-dependent patients with beta-thalassemia major. The trial will assess the safety and tolerability, and measures of efficacy of this approach. In May 2013 Sangamo was awarded a $6.4 million Strategic Partnership Award from CIRM, providing matching funds for preclinical work to support the IND application and Phase 1/2 clinical trial to develop this ZFP Therapeutic. The trial will be carried out at multiple centers, including UCSF Benioff Children's Hospital Oakland.
  FDA Acceptance of IND Application to Initiate a Phase 1 Clinical Trial of ZFP Therapeutic approach for HIV in Hematopoietic Stem Progenitor Cells (HSPCs). In February 2015 Sangamo announced that subsequent to the FDA's recent acceptance of the IND application, Sangamo and its collaborators at City of Hope expect to initiate a Phase 1 clinical trial of ZFN-modified HSPCs.
  Completion and closure of CERE-110 trial in Alzheimer's disease.  Data from a clinical trial of CERE-110 in subjects with Alzheimer's disease (AD), acquired as part of the acquisition of Ceregene in 2013, demonstrated that direct administration into the brain of AAV encoding the nerve growth factor gene (AAV-NGF) in subjects with AD was safe and well tolerated. As previously stated, Sangamo will not pursue this approach for potential treatment of AD and has terminated the CERE-110 program.
  Presentation of Preclinical Data at 11th Annual WORLDSymposium™ Meeting Supporting IVPRP Approach for the Treatment of LSDs. In February 2015 the Company presented preclinical data from its In Vivo Protein Replacement Platform (IVPRP) for the development of ZFP Therapeutics for the potential cure of lysosomal storage disorders (LSDs), at the WORLDSymposium™ 2015 Meeting. The data demonstrated that genes encoding functional human enzymes, defective in the LSDs Hunter, Hurler and Gaucher syndromes, could be inserted into the albumin locus of normal mice. Following ZFN-mediated genome editing, robust levels of protein expression were observed in the liver, blood plasma and spleen, consistent with the effective production, secretion and uptake of the functional therapeutic proteins by other cells and tissues of the body. Furthermore, elevated enzyme activity in the blood plasma was sustained over the course of the two month study.
  In-Licensing of mRNA Delivery Technology and Expansion of Therapeutic Pipeline Opportunities for In Vivo ZFN Platform. In January 2015 Sangamo in-licensed nanoparticle technology enabling systemic mRNA delivery of ZFNs. Sangamo is developing applications of this technology to enable repeat-dosing of ZFNs in vivo, providing the opportunity to "dose to effect." The ability to re-dose could expand applications of ZFN-mediated in vivo genome editing to numerous, well-established therapeutic "knock-out" targets in the liver, such as PCSK9, a gene that regulates LDL cholesterol associated with cardiovascular disease.

Financial Guidance for 2015
The Company reiterates its earlier guidance as follows:

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $180 million at the end of 2015, inclusive of research funding and certain milestone payments from Shire and Biogen but exclusive of funds arising from any additional new collaborations or partnerships, equity financings or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $60 million to $70 million for 2015, inclusive of research funding and certain milestone payments from Shire and Biogen.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $100 million to $110 million for 2015.

Conference Call
Sangamo will host a conference call today, April 22, 2015, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters and provide guidance with respect to 2015.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 20895051. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on April 22, 2015 to 11:59 p.m. ET on April 29, 2015. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 20895051.

About Sangamo

Sangamo BioSciences, Inc. is focused on Engineering Genetic CuresTM for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has clinical stage programs to evaluate the safety and efficacy of novel ZFP Therapeutics® for the treatment of HIV/AIDS (SB-728) and beta-thalassemia (SB-BCLmR-HSPC). Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The Company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases, and with Biogen Inc. for hemoglobinopathies, such as sickle cell disease and beta-thalassemia. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to the initiation of clinical trials, anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments under Sangamo's agreements with Shire, Biogen and Sigma, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform and achievement of research milestones and objectives under collaboration agreements with Shire and Biogen. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

Statement of Operations Data:
	Three Months Ended
	March 31,
	2015	2014

Revenues:
Collaboration agreements	$ 12,671	$ 7,568
Research grants	820	548
Total revenues	13,491	8,116

Operating expenses:
Research and development	14,980	12,083
General and administrative	4,732	3,644
Total operating expenses	19,712	15,727
Loss from operations	(6,221)	(7,611)
Interest and other income, net	154	39
Loss before taxes	(6,067)	(7,572)
Provision income tax	748	-
Net loss	$ (5,319)	$ (7,572)
Basic and diluted net loss per common share	$ (0.08)	$ (0.12)
Shares used in computing basic and diluted net loss per common share	69,283	63,199

	March 31, 2015	December 31, 2014

SELECTED BALANCE SHEET DATA

Cash, cash equivalents, marketable securities and interest receivable	$ 226,123	$ 226,645
Total assets	238,505	243,212
Total stockholders' equity	207,488	206,633

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CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., (510) 970-6000, x271 OR Varant Shirvanian, (510) 970-6000, x205